                          PETCO ANIMAL SUPPLIES, INC.
                                9125 Rebco Road
                          San Diego, California 92121
                                 (858) 453-7845



                              IMPORTANT MERGER VOTE

                                                              September 15, 2000



Dear Stockholder:

         Proxy material relating to a special meeting of stockholders of PETCO Animal Supplies, Inc. to be held on September 27, 2000 was recently mailed to you. According to our records, your proxy for this important meeting has not yet been received.

         At the special meeting, you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Merger, dated May 17, 2000, as amended, providing for the merger of BD Recapitalization Corp. into PETCO. In the merger, each issued and outstanding share of PETCO common stock will be canceled and converted automatically into the right to receive $22.00 in cash, without interest or any other payment thereon, with the following exceptions: 86,105 shares of PETCO common stock will be retained by four members of PETCO's management and additional shares will be retained by these members of PETCO's management and other PETCO employees; treasury shares and shares of PETCO common stock owned by BD Recapitalization Corp. or by any of PETCO's subsidiaries will be canceled; and shares held by dissenting stockholders will be subject to appraisal in accordance with Delaware law.

         Regardless of the number of shares you own, it is extremely important that they are represented and voted at the special meeting. Accordingly, you are strongly urged to carefully read the proxy statement, including the appendices, and the proxy supplement and then complete, sign, date and return the enclosed duplicate proxy card at your earliest convenience. Remember--a failure to vote will have the same effect as a vote against the merger agreement and the transactions contemplated by the merger agreement. We hope every stockholder will vote his or her shares.

         Your interest and participation in the affairs of PETCO are appreciated.

                                        Sincerely,

                                        /s/ BRIAN K. DEVINE
                                        ------------------------
                                        Brian K. Devine
                                        CHAIRMAN, PRESIDENT AND
                                        CHIEF EXECUTIVE OFFICER